Amendment #1 to EXHIBIT GG
to the
Investment Advisory Contract
GEORGIA MUNICIPAL CASH TRUST

	This Amendment #1 to Exhibit GG to the
Investment Advisory Contract between
Federated Investment Management Co. and Money
Market Obligations Trust, approved at a
board meeting on August 17, 2006, shall become effective as of February 28, 2007.
	For all services rendered by Adviser
 hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .40 of 1% of the average daily net assets of the Fund.
	The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .40 of 1% applied to the daily net assets of the Fund.
	The advisory fee so accrued shall be paid to Adviser daily.
	Witness the due execution hereof this 1st day of September, 2006.

FEDERATED INVESTMENT
MANAGEMENT COMPANY
By:  /s/ John B. Fisher
Name: John B. Fisher
Title:  President and Chief Executive Officer
MONEY MARKET OBLIGATIONS
TRUST
By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President


Current as of:  8/18/94